June 2008 Preliminary Terms No. 678 to Registration Statement No. 333-131266 Dated May 22, 2008 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo yield and some upside in exchange for principal protection.

SUMMARY TERMS
Issuer:	Morgan Stanley	Issuer ratings:	Moody's Aa3 / S&P; AA- (each negative outlook)*
Issue price:	$10 (See “Commissions and Issue Price” below)
Stated principal amount:	$10
Aggregate principal amount:	$
Pricing date:	June , 2008
Original issue date:	June , 2008 (5 business days after the pricing date)
Maturity date:	December 30, 2013
Interest:	None
Principal protection:	100%
Basket:	Basket Indices	Weighting	Initial Basket Index Value	Multiplier
	Dow Jones Euro STOXX 50® Index (the “Euro STOXX 50 index”)	33.3333%
	Nikkei 225 Index (the “Nikkei index”)	33.3333%
	S&P 500® Index (the “S&P 500 index”)	33.3333%
Payment at maturity:
The payment at maturity per $10 stated principal amount of notes will equal:
$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity of $20.

Supplemental redemption amount:	(i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	$20 per note (200% of the stated principal amount)
Basket performance:	(final basket value - initial basket value) / initial basket value
Initial basket value:	10, which is the basket closing value on the basket setting date.
Final basket value:	The basket closing value on the determination date.
Basket closing value:
Basket closing value on any date is the sum of the products of the closing value of each basket index and the applicable multiplier for that basket index.  See “Key Terms – Multiplier” on page 4 of these preliminary terms.

Basket setting date:
With respect to the S&P 500 Index, the pricing date.
With respect to the Euro STOXX 50 Index and the Nikkei 225 Index, the index business day for such basket index immediately following the pricing date.

Determination date:	December 24, 2013, subject to adjustment for non-index business days and certain market disruption events.
CUSIP:	617480496
Listing:
Application will be made to list the notes on the American Stock Exchange LLC under the ticker symbol “CZW,” subject to meeting the listing requirements.  We do not expect to announce whether the notes will meet such requirements prior to the pricing of the notes.  If accepted for listing, the notes will begin trading the day after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.30	$9.70
Total	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

* The ratings listed above have been assigned to the issuer and reflect each rating agency's views of the likelihood that we will honor our obligation to pay the principal and the supplemental redemption amount, if any, payable under the terms of the notes at maturity and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The ratings assigned by the rating agencies reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold the notes and are subject to revision or withdrawal at any time by such rating agencies in their sole discretion.  Each rating should be evaluated independently of any other rating.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1206002

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

Investment Overview

Capital Protected Notes
The 100% Capital Protected Notes (the “notes”) provide investors:

¡	an opportunity to gain exposure to an equal-weighted global basket of indices

¡	100% participation to any appreciation in the basket over the term of the notes, subject to a maximum payment at maturity of $20 (200% of the stated principal amount)

¡	100% principal protection regardless of the performance of the basket

At maturity if the basket has depreciated or has not appreciated at all, the investment will redeem for the stated principal amount, without any yield on your investment.

Maturity:	5.5 years
Participation rate:	100%
Maximum payment at maturity:	$20 per note (200% of stated principal amount)
Principal protection:	100%
Interest:	None

Basket Overview

Information as of May 20, 2008:

	Euro STOXX 50® Index	Nikkei 225 Index	S&P 500® Index
Bloomberg Ticker Symbol:	SX5E	NKY	SPX
Current Index Level:	3,822.31	14,160.09	1,413.40
52 Weeks Ago (on 5/21/2007):	4,465.54	17,556.87	1,525.10
52 Week High:	4,557.57 (on 7/16/2007)	18,261.98 (on 7/9/2007)	1,565.15 (on 10/9/2007)
52 Week Low:	3,431.82 (on 3/17/2008)	11,787.51 (on 3/17/2008)	1,273.37 (on 3/10/2008)

Basket Historical Performance January 1, 2003 to May 20, 2008

The graph is calculated to show the performance of the basket, assuming an initial basket value of 10, since January 1, 2003 and illustrates the effect of the offset and/or correlation among the basket indices during such period.  The graph does not attempt to show your expected return on an investment in the notes.  The historical values of the basket should not be taken as an indication of its future performance.

June 2008	Page 2

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

Key Investment Rationale

The notes offer 1:1 exposure on the positive performance of the basket, subject to the maximum payment at maturity, while protecting 100% of your principal in exchange for forgoing current yield or interest.
Principal Protection	The notes offer investors exposure to the basket while maintaining 100% protection of the invested principal.
Best Case Scenario
The basket increases in value and, at maturity, the notes redeem for the sum of (i) the stated principal amount of $10 and (ii) 100% of the basket performance, subject to the maximum payment amount of $20 per note (200% of the stated principal amount).

Worst Case Scenario	The basket declines or does not appreciate in value and, at maturity, the notes redeem for the stated principal amount of $10.

Summary of Selected Key Risks (see page 9)

¡	The notes may not pay more than the stated principal amount at maturity and do not pay interest.

¡	The return on the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡	The appreciation potential of the notes is limited to the maximum payment of $20 per note (200% of stated principal amount).

¡
Prior to maturity the notes may, depending on market conditions (primarily movements in the basket indices and interest rates), trade below the original issue price and you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Changes in the value of one or more of the basket indices may offset each other.

¡	Adjustments to the basket indices could adversely affect the value of the notes.

¡	You have no shareholder rights.

¡	There are risks associated with investments in securities indexed to the value of foreign equity securities.

¡	Investing in the notes is not equivalent to investing in the basket indices.

¡	The notes will not be listed and there may be little or no secondary market for the notes. You should be willing to hold your notes to maturity.

¡	Economic interests of the calculation agent may be potentially adverse to investors.

¡	Credit risk to Morgan Stanley.

June 2008	Page 3

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement for capital protected notes and prospectus, as supplemented and modified by these preliminary terms.  At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the basket. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
June , 2008	June , 2008 (5 business days after the pricing date)	December 30, 2013, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Issue price:	$10. See “Syndicate Information” on page 6
Stated principal amount:	$10
Denominations:	$10 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Principal protection:	100%
Bull or bear notes:	Bull notes
Basket:	Basket Indices	Weighting	Initial Basket Index Value	Multiplier
	Dow Jones Euro STOXX 50® index	33.3333%
	Nikkei 225 index	33.3333%
	S&P 500® index	33.3333%
Payment at maturity:
The payment at maturity per $10 stated principal amount of notes will equal:
$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity of $20.

Supplemental redemption amount:	(i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Basket performance:	(final basket value - initial basket value) / initial basket value
Maximum payment at maturity:	$20 per note (200% of the stated principal amount)
Initial basket value:	10, which is the basket closing value on the basket setting date.
Final basket value:	The basket closing value on the determination date.
Basket setting date:
With respect to the S&P 500 Index, the pricing date.
With respect to the Euro STOXX 50 Index and the Nikkei 225 Index, the index business day for such basket index immediately following the pricing date.

Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each basket index and the multiplier for that basket index.
Multiplier:
The multiplier will be set on the relevant basket setting date based on each basket index respective initial basket index value so that each basket index is reflected in the predetermined initial basket value in accordance with its applicable basket index weighting and will remain constant for the term of the notes.

Determination date:	December 24, 2013, subject to adjustment for non-index business days and certain market disruption events.
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:
If the determination date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the determination date, as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

June 2008	Page 4

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

General Information
Listing:
Application will be made to list the notes on the American Stock Exchange LLC under the ticker symbol “CZW,” subject to meeting the listing requirements.  We do not expect to announce whether the notes will meet such requirements prior to the pricing of the notes.  If accepted for listing, the notes will begin trading the day after the pricing date.

CUSIP:	617480496
Minimum ticketing size:	100 notes
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on May 20, 2008, the “comparable yield” would be a rate of 5.0512% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $13.1569 due at maturity. The actual comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$0.2526	$0.2526
January 1, 2009 through June 30, 2009	$0.2589	$0.5115
July 1, 2009 through December 31, 2009	$0.2655	$0.7770
January 1, 2010 through June 30, 2010	$0.2722	$1.0492
July 1, 2010 through December 31, 2010	$0.2791	$1.3282
January 1, 2011 through June 30, 2011	$0.2861	$1.6144
July 1, 2011 through December 31, 2011	$0.2933	$1.9077
January 1, 2012 through June 30, 2012	$0.3007	$2.2084
July 1, 2012 through December 31, 2012	$0.3083	$2.5167
January 1, 2013 through June 30, 2013	$0.3161	$2.8328
July 1, 2013 through the Maturity Date	$0.3241	$3.1569

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

June 2008	Page 5

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the basket setting date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the basket indices. Such purchase activity could increase the value of the basket indices, and therefore the value at which the basket indices must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for capital protected notes.

ERISA:	See “ERISA” in the prospectus supplement for capital protected notes.
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue Price of notes	Selling Concession	Principal Amount of notes for any single investor
$10.00	$0.300	<$999K
$9.950	$0.250	$1MM-$2.99MM
$9.925	$0.225	$3MM-$4.99MM
$9.900	$0.200	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2008	Page 6

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, subject to the maximum payment of $20 per note (200% of the stated principal amount) calculated on the determination date as follows:

(i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

Example:

The hypothetical final basket value is 50% greater than the initial basket value.

Initial basket value:	10

Hypothetical final basket value:	15

Maximum payment at maturity:	$20 per note

Participation rate:	100%

Supplemental redemption amount per note =	$10 x [(15 – 10)/10] x 100% = $5

In the example above, the total payment at maturity per note will equal $15, which is the sum of the stated principal amount of $10 and a supplemental redemption amount of $5.

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount), taking into account the maximum payment at maturity, for a $10 stated principal amount note for a hypothetical range of basket performance and does not cover the complete range of possible payouts at maturity.  If the basket performance is greater than 100% you will receive only the maximum payment at maturity of $20 per note, or 200% of the stated principal amount.

Basket performance	Final basket value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $10 note
150%	25	$10	$10	$20	100%
125%	22.5	$10	$10	$20	100%
100%	20	$10	$10	$20	100%
75%	17.5	$10	$7.50	$17.50	75%
50%	15	$10	$5	$15	50%
25%	12.5	$10	$2.50	$12.50	25%
0%	10	$10	$0	$10	0%
–10%	9	$10	$0	$10	0%
–20%	8	$10	$0	$10	0%
–30%	7	$10	$0	$10	0%
–40%	6	$10	$0	$10	0%
–50%	5	$10	$0	$10	0%

June 2008	Page 7

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

Payment at Maturity

100% principal protection. At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any, subject to the maximum payment of $20 per note (200% of the stated principal amount).

The supplemental redemption amount based on the basket indices. The supplemental redemption amount will be equal to the product of $10 times the participation rate times the percentage, if any, by which the final basket value exceeds the initial basket value.  If the final basket value is greater than the initial basket value, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$10 x	participation rate	x	(final basket value – initial basket value) initial basket value where,

participation rate	=	100%

initial basket value	=	10

final basket value	=	the sum, on the determination date, of the products of the official closing value of each basket index and the applicable multiplier for such basket index

In no event will the supplemental redemption amount be greater than the maximum payment at maturity of $20 per note (200% of the stated principal amount).

If the final basket value is less than or equal to the initial basket value, the supplemental redemption amount will be zero.

June 2008	Page 8

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on page S-15 of the accompanying prospectus supplement for capital protected notes.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

Structure Specific Risk Factors

¡
The notes may not pay more than the stated principal amount at maturity.  If the basket performance is less than or equal to 0%, you will receive only the stated principal amount of $10 for each note you hold at maturity.

¡
The notes do not pay interest.  Because the supplemental redemption amount due at maturity may equal zero or the basket may not increase in value by more than the yield which would be paid on an ordinary debt security, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡	The notes have limited appreciation potential. If the basket performance is greater than 100%, you will only receive the maximum payment at maturity of $20 for each note you hold.

¡
Market price of the notes will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value of each of the basket indices at any time and, in particular, on the determination date, the volatility of the basket indices, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the basket indices and our creditworthiness.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.

¡
Changes in the value of one or more of the basket indices may offset each other.  Price movements in the basket indices may not correlate with each other.  At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices.

¡
Adjustments to the basket indices could adversely affect the value of the notes.  The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes that could change the value of the basket index.  The publisher of any basket index may discontinue or suspend calculation or publication of the basket index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  Any of these actions could adversely affect the value of the notes.

¡
You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any of the basket indices.

¡
There are risks associated with investments in securities indexed to the value of foreign equity securities.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

June 2008	Page 9

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

¡	Investing in the notes is not equivalent to investing in the basket indices. Investing in the notes is not equivalent to investing in the basket indices or their component stocks.

Other Risk Factors

¡
Secondary trading may be limited.  There may be little or no secondary market for the notes.  Although we will apply to list the notes on the American Stock Exchange LLC under the symbol “CZW,” it is not possible to predict whether the notes will meet the requirements for listing, and we do not expect to announce whether or not the notes will meet the listing requirements prior to the pricing of the notes.  In addition, the notes could be delisted under certain circumstances, such as the delisting of the underlying stock.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

¡
Potential adverse economic interest of the calculation agent.  The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of ours that will carry out hedging activities related to the notes or that trade in the component stocks of the basket indices or other instruments related to the basket indices are potentially adverse to your interests as an investor in the notes.  The hedging or trading activities of our affiliates on or prior to the basket setting date and on the determination date could adversely affect the final basket value and, as a result, could decrease the amount you may receive on the notes at maturity.  Any of these hedging or trading activities on or prior to the basket setting date could potentially affect the initial values of the basket indices and, as a result, could increase the value at which the basket indices must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount on the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the basket indices on the determination date and, accordingly, the amount of cash you will receive at maturity.

June 2008	Page 10

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

Information about the Basket Indices

The Dow Jones Euro STOXX 50® Index.  The Euro STOXX 50 index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the Euro STOXX 50 index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—Dow Jones Euro STOXX 50® Index” in the accompanying prospectus supplement for capital protected notes.

The Nikkei 225 Index. The Nikkei index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries.  All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE.  Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE.  For additional information about the Nikkei index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—Nikkei 225 Index” in the accompanying prospectus supplement for capital protected notes.

The S&P 500® Index.  The S&P 500 index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500 index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

License Agreement between STOXX Limited and Morgan Stanley. “Dow Jones Euro STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—Dow Jones Euro STOXX 50® Index” in the accompanying prospectus supplement for capital protected notes.

License Agreement between Nikkei Inc. and Morgan Stanley. As of the original issue date, we will have received the consent of Nikkei Inc., the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the notes.  Nikkei Inc. has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  Nikkei Inc. has no relationship to us or the notes; it does not sponsor, endorse, authorize, sell or promote the notes, and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the return on your investment.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—Nikkei 225 Index” in the accompanying prospectus supplement for capital protected notes.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

June 2008	Page 11

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

Historical Information
The following tables set forth the published high, low and end-of-quarter closing values, for each of the basket indices for each calendar quarter in the period from January 1, 2003 to May 20, 2008.  The related graphs set forth the weekly closing values for each of the basket indices from January 1, 2003 to May 20, 2008.  The closing value on May 20, 2008 was, in the case of the Euro STOXX 50 index, 3,822.31, in the case of the Nikkei index, 14,160.09, and in the case of the S&P 500 index, 1,413.40.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values and performance of the basket indices should not be taken as an indication of future performance, and no assurance can be given as to the final basket closing value on the determination date.  The payment of dividends on the stocks that comprise the basket indices are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.

Euro STOXX 50 Index	High	Low	Period End
2003
First Quarter	2,529.86	1,849.64	2,036.86
Second Quarter	2,527.44	2,067.23	2,419.51
Third Quarter	2,641.55	2,366.86	2,395.87
Fourth Quarter	2,760.66	2,434.63	2,760.66
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter	4,557.57	4,062.33	4,381.71
Fourth Quarter	4,489.79	4,195.58	4,399.72
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter (through May 20, 2008)	3,882.28	3,671.28	3,822.31

Euro STOXX 50 Index Daily Index Closing Values January 1, 2003 to May 20, 2008

June 2008	Page 12

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

Nikkei 225 Index	High	Low	Period End
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter	18,215.35	16,642.25	17,287.65
Second Quarter	18,240.30	17,028.41	18,138.36
Third Quarter	18,261.98	15,273.68	16,785.69
Fourth Quarter	17,458.98	14,837.66	15,307.78
2008
First Quarter	14,691.41	11,787.51	12,525.54
Second Quarter (through May 20, 2008)	14,269.61	12,656.42	14,160.09

Nikkei 225 Index Daily Index Closing Values January 1, 2003 to May 20, 2008

June 2008	Page 13

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices

S&P 500 Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter (through May 20, 2008)	1,426.63	1,328.32	1,413.40

S&P 500 Index Daily Index Closing Values January 1, 2003 to May 20, 2008

June 2008	Page 14